February 4, 2015

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

Challenges and Opportunities

In his January 20, 2015, State of the Union address, President Obama stated that “the shadow of crisis has passed” and described 2014 as a “breakthrough year” for the economy. And, indeed, the national economy is strengthening. Stronger overall economic growth, job gains and lower unemployment all reflect the continuing path of our nation’s recovery. However, despite these positive signs, there are still significant headwinds facing the economy, both abroad and at home. Struggles in the eurozone continue to weigh on the global economy. At home, where last year mortgage originations hit their lowest levels in nearly 20 years, housing continues to lag behind the overall recovery. And despite a falling unemployment rate, millions of U.S. workers still seek full-time employment. We also have challenges that are specific to our District. Puerto Rico’s economy continued to struggle in 2014. New Jersey and New York are so-called “judicial states”, which can mean significantly longer foreclosures and therefore slower housing recovery. And the heightened regulatory environment – where new regulations affect both large banks and local lenders – means increased compliance costs and additional strains on profitability.

Yet, as I noted last week at a Northern New Jersey League of Community Bankers luncheon, there are also opportunities. You can realize tangible potential for growth by building on your strengths: sound underwriting practices, outstanding asset quality and familiarity with the needs of the communities you serve. Your partnership with the Federal Home Loan Bank of New York is also an asset. We provide reliable, innovative products designed to meet your ever-changing needs. And we remain a constant and reliable source of funding for our members. Our District’s strong local lenders have played a key role in our recovery thus far, and will continue to do so. And the Home Loan Bank will be right there with you, every step of the way.

FHLBNY Announces AHP Awards

The Federal Home Loan Bank of New York began February by announcing the award of $22.1 million in Affordable Housing Program (“AHP”) grants. These grants – which are part of our public mission and which we made in partnership with 16 members – will benefit 28 affordable housing initiatives in our District and beyond, and help create or preserve 2,387 units of affordable housing, including more than 1,400 units of very low-income housing and more than 2,300 units of rental housing. It is this level of member involvement that has made the AHP so successful. Our members are active in the communities they serve, and know the housing needs of those communities. Our members form strong bonds with the local housing organizations that are working to address these needs. And it is our members who submit the applications for AHP grants on behalf of these organizations, securing vital funding to build affordable homes. I thank the 16 members whose grants were selected for our 2014 AHP round, the many more who submitted applications during the round, and all of those who continue to work on supporting affordable housing in our communities.

In Washington

Sustainable Housing Finance

On January 27, the House Financial Services Committee held a hearing on “Sustainable Housing Finance” at which Federal Housing Finance Agency (“FHFA”) Director Mel Watt testified. Though the hearing focused mainly on the FHFA’s actions with regards to Fannie Mae and Freddie Mac, the Federal Home Loan Bank System did receive some attention. In his prepared testimony, Director Watt noted that the Federal Home Loan Banks “continue to play an important role in housing finance by providing a reliable funding source and other services to member institutions, including smaller institutions that would otherwise have limited access to these services.” He also recognized the System’s substantial contributions to the development of affordable housing, contributions reflected in our own AHP awards earlier this week.

However, most of the attention given to the Federal Home Loan Banks revolved around the FHFA’s proposed membership rule. Several Committee members expressed their concerns regarding this rule and its potential to negatively impact Federal Home Loan Bank members and the System’s overall model. Director Watt noted the “unprecedented” response to the proposal – which resulted in more than 1,300 comment letters – and stated that the proposal had clearly “touched a nerve” with the System’s stakeholders. Director Watt stated that the FHFA would review each of the 1,300 responses and carefully consider these comments before proceeding further. I thank all of you again for your responses to the proposal and for participating in the public comment process with the FHFA. I will be keeping you informed on this matter as the FHFA moves to issue a final rule in the months ahead.

In his testimony, Director Watt pointed out that the Federal Home Loan Bank System is a cooperative that works well. This is reflected in our results, in our members’ advance use, in the reach of our Affordable Housing Program, and, fundamentally, in the strength of our members, who know that the Federal Home Loan Bank of New York will remain a reliable partner as we work together to build on this recovery.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.